EXHIBIT 4.3

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of September 8, 2014, by and among SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”), Thoma Bravo Fund XI, L.P., a Delaware limited partnership (“Fund XI”), Thoma Bravo Fund XI-A, L.P., a Delaware limited partnership (“Fund XI-A”), Thoma Bravo Executive Fund XI, L.P. (“Executuve Fund XI”, and collectively with Fund XI and Fund XI-A, “TB”), the Management Stockholders and each other Person signatory hereto from time to time (each of the foregoing stockholders of the Company referred to herein individually as a “Stockholder” and collectively as the “Stockholders”).

Recitals

A.    The Stockholders have acquired shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), and the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), pursuant to that certain Stock Purchase and Rollover Agreement, dated as of the date hereof, by and between the Company, TB, and the other parties thereto (the “Purchase Agreement”).

B.    Certain Stockholders who are employees and/or directors of the Company have been awarded shares of Common Stock pursuant to those certain Restricted Stock Agreements, dated as of the date hereof, by and between the Company and each such Stockholder.

C.    The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the board of directors of the Company (the “Board”); (ii) assuring continuity in the management and ownership of the Company; (iii) limiting the manner and terms by which the capital stock of the Company may be transferred; and (iv) setting forth certain other agreements among the Stockholders and the Company regarding the rights (including voting rights) and obligations of the parties hereto.

D.    The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

E.    Certain capitalized terms are defined in Section 11 hereof.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.    Board of Directors; Certain Voting Rights.

(a)    Each Stockholder shall vote all of his, her or its Shares and any other voting Securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, and the execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(i)    the authorized number of directors on the Board shall initially be established at eight (8) directors (comprised of six (6) TB Directors and two (2) Management Directors);

(ii)    the following persons shall be elected to the Board:

(A)    one (1) representative designated by Fund XI (the “Fund XI Director”), who shall initially be Seth Boro;

(B)    one (1) representative designated by Fund XI-A (the “Fund XI-A Director”), who shall initially be Chip Virnig;

(C)    up to four (4) representatives designated by TB (the “At-Large TB Directors” and together with the Fund XI Director and the Fund XI-A Director, the “TB Directors”), who shall initially be Marcel Bernard, Orlando Bravo, James Lines, and William Bock (with Marcel Bernard as the Chairman of the Board); and

(D)    up to two (2) representatives designated by a majority in interest of the Management Stockholders (the “Management Directors”), who shall initially be Mark McClain and Kevin Cunningham.

(iii)    the composition of the board of directors of each of the Company’s Subsidiaries (each, a “Sub Board”) shall be identical to the Company’s unless otherwise determined by the Board;

(iv)    the removal from the Board or a Sub Board (with or without cause) of any director shall be made only upon the written request of a majority in interest of the Person or Persons originally entitled to designate such director pursuant to Section 1(a)(ii) above; provided that if a director designated pursuant to Section 1(a)(ii)(D) above ceases to be an employee of the Company, he or she shall be removed as a director automatically after his or her employment ceases, unless all of the remaining directors vote to extend such director’s term; and

(v)    in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by a majority in interest of the Person or Persons originally entitled to designate such director pursuant to Section 1(a)(ii) above, with such representative to be determined in accordance with the specifications for electing such directorship provided in Section 1(a)(ii) above.

(b)    It is anticipated that there will be at least four (4) meetings of the Board during every fiscal year, at least one (1) of which shall be held in each consecutive 90-day period during the Company’s fiscal year. The Company shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board, any Sub Board and any committee thereof.

(c)    If after a reasonable period of time any party fails to designate a representative to fill a directorship pursuant to Section 1(a)(ii)(A), the election of a person to such directorship shall be accomplished in accordance with the Company’s Bylaws and applicable law.

(d)    The authorized number of directors of the Board may be contracted or expanded from time to time in accordance with the Company’s Bylaws and the terms of this Agreement; provided, however, that regardless of the size of the Board, TB shall at all times retain the right to designate at least a majority of the authorized number of directors.

(e)    The parties hereto agree that the Company’s indemnity obligations (and each subsidiaries obligations, if applicable) to directors provided in its certificate of incorporation or a separate board member indemnification agreement is primary and the fact that a director may have other sources for indemnification shall not result in such other Persons becoming co-indemnitors with the Company.

(f)    Each of the directors shall be entitled to enter into a customary director indemnification agreement with the Company.

(g)    Each Person originally entitled to designate a director or directors of the Company pursuant to Sections 1(a)(ii)(A) through 1(a)(ii)(B) above may assign such right to designate such director or directors to an Affiliate of such Person.

2.    Irrevocable Proxy; Conflicting Agreements; Stockholder Authority.

(a)    In order to secure each Stockholder’s obligation to vote his, her or its Shares and other voting Securities of the Company in accordance with the provisions of this Agreement, each Stockholder hereby appoints the Secretary of the Company, as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all such Stockholder’s Shares and other voting Securities of the Company for the election and/or removal of directors and all such other matters as expressly provided for herein. The Secretary of the Company may exercise the irrevocable proxy granted to it hereunder at any time such Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Stockholder pursuant to this Section 2 are coupled with an interest and are given to secure the performance of such Stockholder’s obligations under this Agreement. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability, bankruptcy or dissolution of each such Stockholder and the subsequent holders of his, her or its Shares.

(b)    Each Stockholder represents that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

(c)    Each Stockholder, individually, severally and not jointly, represents that such Stockholder (i) has the power, authority and legal capacity to enter into this Agreement, (ii) that this Agreement constitutes the valid and binding obligation of such Stockholder and (iii) that the execution of this Agreement does not violate any laws applicable to such Stockholder or constitute a breach under any material agreement to which such Stockholder is a party.

3.    Restrictions on Transfer.

(a)    Transfer of Shares. During the term of this Agreement, other than for Transfers pursuant to Section 3(d), Section 5 or a Public Sale, no Management Stockholder shall Transfer any interest in any Shares without the prior written consent of each of TB and the Board, which consent may be granted or withheld by TB or the Board, respectively, in each such party’s sole discretion. Any such Transfer by any Management Stockholder so approved by each of TB and the Board shall be made subject to and in accordance with the terms of this Section 3, and, if applicable, any restrictions contained in any Restricted Stock Agreement or any other agreement between the Company and such Management Stockholder with respect to such Shares.

(b)    Right of First Offer. If, at any time during the term of this Agreement, if any Stockholder (other than TB) proposes to Transfer (other than Transfers pursuant to Section 3(d), Section 5 or a Public Sale) all or a portion of any Shares held by such Stockholder (the “Transferring Stockholder”), the Company and each Qualified Holder shall have a right of first offer over such shares in accordance with the following provisions:

(i)    At least thirty (30) days prior to Transferring any Shares, the Transferring Stockholder shall deliver a written notice (the “Offer Notice”) to the Company and each of the Qualified Holders specifying the proposed number and class of Shares to be transferred and setting forth in reasonable detail the proposed terms and conditions of such Transfer, including the identity of the Person to which such Shares are proposed to be Transferred (the “Proposed Transferee”) and the price per Share.

(ii)    The Company may elect to purchase up to 100% of the Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder and the Qualified Holders as soon as practical but in any event within twenty (20) days after the delivery of the Offer Notice.

(iii)    If the Company has not elected to purchase all of the Shares proposed to be transferred in the Offer Notice within such twenty (20) day period, the Qualified Holders may elect to purchase all (but not less than all) of such Shares not purchased by the Company (the “Remaining Shares”) at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Stockholder as soon as practical, but in any event within thirty (30) days after delivery of the Offer Notice (such thirty (30) day period, the “ROFO Election Period”). If the Qualified Holders have, in the aggregate, elected to purchase more than the number of the Remaining Shares, the Remaining Shares shall be allocated among the Qualified Holders electing to purchase the Remaining Shares according to each such Qualified Holder’s Pro Rata Share.

(iv)    If the Company and/or any Qualified Holders have elected to purchase all of the offered Shares from the Transferring Stockholder, the Transfer of such Shares shall be consummated as soon as practical after the delivery of the election notices, but in any event within thirty (30) days after the expiration of the ROFO Election Period. If the Company and the Qualified Holders have not elected to purchase all of the Shares being offered, the Transferring Stockholder shall not be obligated to Transfer any of the Shares so offered to the Company or the Qualified Holders, and may, at its option, Transfer to the Proposed Transferee 100% (but not less than 100%) of the offered Shares on terms not more favorable to the Proposed Transferee than as set forth in the Offer Notice, within sixty (60) days after the expiration of the ROFO Election Period (the “Authorized Sale Period”). Any such Transfer shall be subject to the provisions of Section 3(c) below. If the Transferring Stockholder does not Transfer the offered Shares to the Proposed Transferee within the Authorized Sale Period, the terms of this Section 3(b) shall again become applicable to any Transfer of Shares by the Transferring Stockholder.

(c)    Participation Rights.

(i)    If, at any time during the term of this Agreement (and after complying with Section 3(b) above), any Stockholder proposes to Transfer to any Proposed Transferee (other than Transfers pursuant to Section 3(d), Section 5 or a Public Sale) all or a portion of any Shares held thereby, such Transferring Stockholder shall deliver, not less than thirty (30) days prior to the expected closing date of such Transfer, a written notice (the “Sale Notice”) to the Company and the Qualified Holders, setting forth the information required to be set forth in an Offer Notice pursuant to Section 3(b), together with drafts of all contracts or other agreements to be executed in connection with such Transfer.

(ii)    Within fifteen (15) days after delivery of the Sale Notice, each of the Qualified Holders may elect to participate in the contemplated Transfer by delivering written notice to the Company and the Transferring Stockholder. If any Qualified Holders have elected to participate in such Transfer, the Transferring Stockholder and such Qualified Holders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms with respect to each class of Shares to be sold, up to such Stockholder’s Pro Rata Share of each such class of Shares. For purposes of this Section 3(c), only Shares from the class or classes of Shares to be sold in the contemplated Transfer may participate (it being understood for this purpose that Transfers of any options or restricted stock shall be equivalent to Transfers of Common Stock).

(iii)    Each Transferring Stockholder shall use its, his or her best efforts to obtain the agreement of the Proposed Transferee to the participation of the Qualified Holders in any contemplated Transfer. If any Proposed Transferee refuses to purchase Shares from any Qualified Holder, the Transferring Stockholder, may, at its option, and as a condition to Transferring its shares to such Proposed Transferee, purchase such Shares from such Qualified Holder. No Transferring Stockholder shall Transfer any of its Shares to any Proposed Transferee if such Proposed Transferee declines to allow the participation of any Qualified Holder or if the Transferring Stockholder has not purchased the Shares from any Qualified Holder in accordance with the immediately preceding sentence. Each Stockholder transferring Shares pursuant to this Section 3(c) shall pay its pro rata share (based on the number of each class of Shares sold by such Stockholder divided by the total number of Shares of such class sold to the Proposed Transferee) of the expenses incurred by the Stockholders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of each class of Shares sold by such Stockholder divided by the total number of Shares of such class sold to the Proposed Transferee) in any indemnification or other obligations that the Transferring Stockholder agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Shares); provided that no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the Proposed Transferee with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer.

(d)    Permitted Transfers. The restrictions contained in this Section 3 shall not apply with respect to any Transfer of Shares by any Stockholder pursuant to applicable laws of descent and distribution or among such Stockholder’s Affiliates or such Stockholder’s Family Group (any such Transferee, a “Permitted Transferee”). Notwithstanding any provision to the contrary contained herein, (i) the restrictions contained in this Section 3 shall continue to be applicable to the Shares after any Transfer permitted pursuant to this Section 3.3(d) and (ii) the Transferees of such Shares shall execute a Joinder Agreement.

(e)    Termination of Restrictions. The restrictions set forth in this Section 3 shall continue with respect to each Share held by any Stockholder (or any Permitted Transferee) until the earlier of (i) the date on which such Share has been Transferred in a Public Sale, or (ii) the consummation of a Public Offering.

(f)    Transfers; Transfers in Violation of Agreement. Prior to Transferring any Shares to any Person, the Transferring Stockholder shall cause the prospective Transferee to execute and deliver to the Company and the other Stockholders a Joinder Agreement. Any Transfer or attempted Transfer of any Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Shares as the owner of such shares for any purpose.

4.    Stockholders’ Preemptive Rights. The Company hereby grants to each Qualified Significant Holder the right on the terms set forth in this Section 4 (including the limitations contained in Section 4(b) below) to purchase such Qualified Significant Holder’s Pro Rata Share of New Securities (as defined in Section 4(a) below) which the Company may, after the date hereof, from time to time, propose to sell and issue for cash or other consideration.

(a)    “New Securities” shall mean any authorized but unissued shares, and any treasury shares, of capital stock of the Company or any Subsidiary thereof and all rights, options or warrants to purchase capital stock, and Securities of any type whatsoever that are, or may become, convertible into capital stock of the Company or any Subsidiary thereof or any other equity-linked Securities of the Company or any Subsidiary thereof; provided, however, that the term “New Securities” does not include:

(i)    Securities issued under the Purchase Agreement, any Restricted Stock Agreement, or any other incentive or compensation agreement entered into after the date hereof by the Company (as approved by the Board) and any member of its senior management or the Board;

(ii)    Securities issued pursuant to the acquisition of another Person by the Company (whether by merger, purchase of securities or all or substantially all of the assets or otherwise) approved by the Board, whereby (x) (A) the Company shall become the owner of more than fifty percent (50%) of the voting power of such Person, or (B) the Company’s stockholders prior to such transactions shall continue to own at least fifty percent (50%) of the voting power of the Company (or the Company’s successor) after such transaction, and (y) the primary purpose of such acquisition is not capital raising;

(iii)    Securities issued to non-Affiliate vendors or financial institutions as consideration for or in connection with any contracts or credit facilities entered into by the Company and approved by the Board;

(iv)    Securities issued pursuant to a Public Offering registered under the Securities Act and approved by the Board; or

(v)    Securities issued in connection with any stock split, stock dividend or reclassification of any class of capital stock of the Company distributable on a pro rata basis to all holders of the applicable class of capital stock and approved by the Board.

(b)    In the event the Company proposes to undertake an issuance of New Securities, it shall give the Qualified Significant Holders written notice of its intention, describing the type of New Securities, the consideration and the general terms upon which the Company proposes to issue the same. Each Qualified Significant Holder shall have thirty (30) days from the date of receipt of any such notice to agree to purchase its Pro Rata Share of such New Securities for the cash or cash equivalent consideration and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. In the event that any Qualified

Significant Holder elects to purchase less than its Pro Rata Share of the New Securities so offered, the Pro Rata Share of such Qualified Significant Holder not so purchased may be elected to be purchased within such period by the other Qualified Significant Holders in such proportion as is agreed by such Qualified Significant Holders or, failing agreement, in proportion to the shares of outstanding capital stock of the Company held by each Qualified Significant Holder desiring to purchase such New Securities. The Company shall provide prompt notice to all Qualified Significant Holders of all elections made pursuant to this Section 4(b) so that each Qualified Significant Holder may exercise its rights to purchase the full amount of New Securities such Qualified Significant Holder may be entitled to purchase hereunder. The consummation of a purchase of New Securities by the Qualified Significant Holders shall occur within thirty (30) days after the date of their election to purchase their Pro Rata Share of New Securities, unless otherwise agreed upon in writing by the Company and such Qualified Significant Holders.

(c)    In the event a Qualified Significant Holder fails to exercise the above rights within said 30-day period, the Company shall have sixty (60) days thereafter to sell the New Securities with respect to which any such Person’s private preemptive right was not exercised, at a cash or cash equivalent price and upon general terms no more favorable to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold the New Securities within said 60-day period, the Company shall not thereafter issue or sell any New Securities, without first offering a portion of such securities to the Qualified Significant Holders as provided above.

(d)    Notwithstanding anything to the contrary contained in this Agreement, if a Qualified Significant Holder holding a majority of the Preferred Stock held by all Qualified Significant Holders waives its preemptive rights under this Section 4, all other Qualified Significant Holders shall be deemed to have waived their respective preemptive rights without any further action required thereby, and each such Qualified Significant Holder hereby irrevocably consents to such waiver.

5.    Sale of the Company.

(a)    If the Board and TB approve a Sale of the Company (each an “Approved Sale”), each Stockholder shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each Stockholder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) a sale of stock, each Stockholder shall agree to sell all of such Stockholder’s Shares on the terms and conditions approved by the Board and TB. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company, including, without limitation, voting for approval of the Approved Sale at any special meeting of Stockholders called for the purpose of voting on the Approved Sale. To the extent any Stockholder fails to take any required action in connection with an Approved Sale, each Stockholder hereby grants the Company an irrevocable power of attorney pursuant to and in accordance with Section 2(a) to take such action on such party’s behalf.

(b)    The obligations of the holders of Common Stock and Preferred Stock with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, the holders of each class of Shares shall receive the same form of consideration and the same proportional amount of consideration per share as each other holder of such class of Shares with respect to such Shares; (ii) if any holders of any class of Shares are given an option as to the form and amount of consideration to be received, each holder of such class of Shares shall be given the same such option; (iii) the Stockholders shall not be required to make representations and warranties regarding any other Stockholder in connection with an Approved Sale; (iv) the liability of a Stockholder with respect to a breach of any representation, warranty, covenant or agreement made by such Stockholder shall be several and not joint with any other Person and such liability shall be limited to the amount of proceeds actually received by such Stockholder in the Approved Sale; and (v) each holder of then currently exercisable rights to acquire any Shares shall either (A) have the opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such Shares or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (x) the same amount of consideration per Share received by holders of such class of Shares in connection with the Approved Sale less the exercise price per Share of such rights to acquire such class of Shares by (y) the number of Shares represented by such rights. Notwithstanding the foregoing, in the event that the consideration payable to the Preferred Stockholders is less than the Liquidation Value (as such term is defined in the certificate of incorporation of the Company), then the holders of the Common Stock may be required to participate in the Approved Sale for no consideration unless otherwise determined by the Board.

(c)    If the Company or the holders of the Company’s Securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Shares will, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the Company. If any such holder of Shares appoints a purchaser representative designated by the Company, then the Company shall pay the fees of such purchaser representative, but if such holder of Shares declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative, and such holder shall be responsible for the fees of the purchaser representative so appointed.

(d)    Generally, the Company shall pay all transaction costs associated with any Approved Sale to the extent such costs are incurred for the benefit of all holders of Shares. To the extent such costs are not incurred by the Company prior to the distribution to the holders of Shares of proceeds from any Approved Sale or by the acquiring company, such costs shall be borne by each holder according to his, her or its pro rata share (based upon the amount of consideration received by such holder for such Shares in the Approved Sale) of the costs of any Approved Sale. Each holder of Shares shall be obligated to join on a several (and not joint) and pro rata basis (based upon the amount of consideration received by such holder for such Shares in the Approved Sale) in any indemnification or other obligations that the holders of a majority of the shares of Preferred Stock (voting as a single class) then outstanding agrees to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a holder of Shares such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Shares); provided, that such indemnification by any holder shall not exceed such holder’s net proceeds from such Approved Sale.

(e)    Notwithstanding anything to the contrary contained herein, so long as TB and its Affiliates continue to own at least a majority of the outstanding shares of Common Stock on a fully diluted basis, all of the Stockholders collectively irrevocably constitute and appoint Thoma Bravo, LLC, a Delaware limited liability company (“TBLLC”), as their agent and representative to act on their behalf from and after the execution of a definitive agreement in connection with an Approved Sale and to do any and all things and execute any and all documents which, in TBLLC’s good faith judgment, may be reasonably necessary, convenient or appropriate to facilitate the consummation of an Approved Sale, including but not limited to: (i) execution of the documents and certificates in connection with an Approved Sale; (ii) receipt of payments under or pursuant to an Approved Sale and disbursement thereof to the Stockholders and others, as contemplated by such Approved Sale; (iii) receipt and forwarding of notices and communications pursuant to an Approved Sale; (iv) administration of the provisions of any agreements entered into in connection with an Approved Sale; (v) giving or agreeing to, on behalf of all (but not less than all) of the Stockholders, any and all consents, waivers, amendments or modifications deemed by TBLLC, in its reasonable and good faith discretion, to be necessary or appropriate in connection with an Approved Sale and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending any agreement entered into in connection with an Approved Sale or any of the instruments to be delivered pursuant to such Approved Sale (provided that any such amendment does not materially and adversely affect the rights or obligations of a Stockholder differently than it affects the rights and obligations of all Stockholders); (vii) (A) dispute or refrain from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under any agreements contemplated by an Approved Sale, any claim made by the purchaser pursuant to such agreements contemplated thereby, (B) negotiate and compromise, on behalf of each such Stockholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, any agreement entered into in connection with an Approved Sale, and (C) execute, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; except in each case with respect to a dispute between a Stockholder on the one hand and TBLLC on the other hand; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such Stockholders in connection with any Approved Sale or any other agreement contemplated thereby and paying any fees related thereto to the extent not payable by the Company; provided that in each case pursuant to this Section 5(e), TBLLC shall not take any action adverse to any Stockholder unless such action is also taken with respect to TBLLC, all other Affiliates of TBLLC who are Stockholders and other similarly situated Stockholders (in terms of type/form of equity interest held). TBLLC shall not be liable to the Stockholders in its capacity as agent and representative for any liability of a Stockholder for any error of judgment, any act done or step taken or for any mistake in fact or law, in each case to the extent taken or omitted by it in good faith, except where such liability is finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or intentional breach of this Agreement by TBLLC, any of its Affiliates or their respective directors, officers, employees, representatives or agents. TBLLC may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as agent and representative to the Stockholders or the Company and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. TBLLC shall not by reason of this Agreement have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of the Stockholders. The appointment of TBLLC as the agent and representative of the Stockholders is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason, except as otherwise provided herein. This authority granted to TBLLC shall not be affected by the death, illness, dissolution, disability or incapacity of a Stockholder.

(f)    The provisions of this Section 5 shall terminate upon the consummation of the Company’s Public Offering.

6.    Public Offering.

(a)    In the event that the Board and TB approve an initial Public Offering, the Stockholders shall take all reasonably necessary or desirable actions in connection with the consummation of such initial Public Offering. In the event that the initial Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure of the Company shall adversely affect the marketability of the offering, each Stockholder shall consent to and vote for a recapitalization, reorganization and/or exchange of the capital stock into securities that the managing underwriters, the Board and TB find acceptable and shall take all necessary or desirable actions (including executing any necessary documentation) in connection with the consummation of the recapitalization, reorganization and/or exchange; provided, however, that (i) the resulting Securities reflect and are consistent with the relative rights and preferences among the outstanding classes of securities set forth in the Company’s certificate of incorporation as in effect immediately prior to the initial Public Offering, (ii) the Company shall reimburse each Stockholder for the reasonable expenses incurred by such Stockholder in taking such actions and (iii) each holder of a class of the Company’s Securities receive the same Securities in connection with the initial Public Offering and such recapitalization, reorganization or exchange as the other holders of such class.

(b)    Each holder of Shares shall not effect any Public Sale or other distribution (including sales pursuant to Rule 144) of any Securities of the Company during the period beginning on the date of notice of a Public Sale by the Company to each holder of Shares and the 180-day period beginning on the effective date of a Public Offering, unless the underwriters managing a Public Offering otherwise agree.

7.    Legend; Additional Transfer Provisions.

(a)    General Provisions. In addition to the other restrictions on Transfer set forth in this Agreement, as applicable, the Securities of the Company are Transferable only pursuant to (i) Public Offerings, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Sections 7(b), 7(c) and 7(d) below.

(b)    Notice of Transfer; Opinion Delivery. The holder of any Shares, by his, her or its acceptance or purchase thereof, agrees, prior to any Transfer of any such Shares (except pursuant to an effective Registration Statement), to give written notice to the Company of such holder’s intention to effect such Transfer and agrees to comply in all other respects with the provisions of this Section 7(c). Each such notice shall describe the manner and circumstances of the proposed Transfer and, unless waived by the Company, shall be accompanied by the written opinion, addressed to the Company, of Goodwin Procter LLP or such other counsel, reasonably acceptable to the Company, stating that in the opinion of such counsel (which opinion shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration of such Shares under the Securities Act. Each certificate or other instrument evidencing the Shares issued upon the Transfer of any Shares (and each certificate or other instrument evidencing any untransferred balance of such Shares) shall bear the legend set forth in Section 7(c)) unless (i) in such opinion of such counsel, registration of future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legend.

(c)    Legend. Except as provided in Section 7(b) above, and except for Shares Transferred pursuant to an effective registration statement or pursuant to Rule 144, each certificate evidencing Shares and each certificate issued in exchange for or upon the Transfer of any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY STATE SECURITIES LAWS AND MAY ONLY BE SOLD IF REGISTERED UNDER THE 1933 ACT OR IF SUCH SALE IS EXEMPT FROM THE REQUIREMENTS OF REGISTRATION UNDER THE 1933 ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 8, 2014, AMONG THE ISSUER OF SUCH SHARES AND CERTAIN OF ITS STOCKHOLDERS (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME). THE TERMS OF THE STOCKHOLDERS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER OF THESE SHARES. A COPY OF THE STOCKHOLDERS AGREEMENT WILL BE FURNISHED TO THE HOLDER HEREOF UPON REQUEST TO THE ISSUER.

The legend set forth above shall be removed from the certificates evidencing any shares that cease to be Shares.

(d)    Joinder Agreement. Any Permitted Transferee or other Person to which any Shares are Transferred shall execute a Joinder Agreement; provided, that the foregoing requirement shall not apply to Shares sold in a registered offering or Transferred in accordance with Rule 144. Unless TB agrees otherwise, whenever the Company issues or otherwise sells Securities issued by the Company to any Person who is not a Stockholder, it will obtain a Joinder Agreement from such Person and, if such Person is an individual, a spousal consent from such Person’s spouse in the form attached as Exhibit B hereto. Unless such Person is an Affiliate of TB, such person shall be deemed to be a Management Stockholder for all purposes hereunder, including, without limitation, all Transfer restrictions set forth herein. All additional shares of capital stock issued by the Company to any such purchasers shall be deemed to be “Shares” for purposes of this Agreement. The Company shall update the Schedule of Holders from time to time and as appropriate to reflect additional parties to this Agreement, and such updated Schedule of Holders shall become a part of this Agreement without the consent of the other parties. The Company shall promptly provide a copy of the Schedule of Holders to any Stockholder upon request.

8.    Indemnification.

(a)    Notwithstanding any provision of the certificate of incorporation, bylaws, or other organizational document of the Company or any of its Subsidiaries, or contract to which the Company or any of its Subsidiaries is a party, to the contrary, the Company, on its own behalf and on behalf of each of its Subsidiaries, acknowledges and agrees that (i) the Company and its Subsidiaries are, and shall at all times be, the indemnitors of first resort with respect to any and all matters for which advancement of expenses and indemnification are provided by the Company or its Subsidiaries to or on behalf of any Persons designated by TB to serve as a member of the Board (each such Person, an “Indemnitee”), (ii) the obligations of the Company and its Subsidiaries to each Indemnitee are primary, and any obligations of TB or any Affiliate thereof to provide advancement of expenses or indemnification for any losses, claims, damages or liabilities incurred by any Indemnitee and for which the Company or any of its Subsidiaries has agreed (or is otherwise obligated) to indemnify Indemnitee are secondary, (iii) any Indemnitee may be required to seek advancement of expenses and/or indemnification from any other potential source of such advancement or indemnification (including from TB or its Affiliates) only if, and only to the extent that, the Company and/or its Subsidiaries are legally and/or financially unable to advance expenses and/or indemnify, as the case may be, to or on behalf of such Indemnitee, and (iv) if TB or any of its Affiliates is obligated to pay, or pays, or causes to be paid for any reason, any expense, loss, claim, damage or liability which the Company or any of its Subsidiaries is otherwise obligated to pay to or on behalf of any Indemnitee, then (x) TB or its Affiliates, as applicable, shall be fully subrogated to and otherwise succeed to all rights of such Indemnitee with respect to such payment, including with respect to rights to claim such amounts from the Company or its Subsidiaries, as applicable; and (y) the Company and/or its Subsidiaries shall reimburse, indemnify and hold harmless TB and its Affiliates, as the case may be, for all such payments actually made by such Person on behalf of or for the benefit of any Indemnitee.

(b)    The Company, on its own behalf and on behalf of each of its Subsidiaries, hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each of its Affiliates not to exercise), any claims or rights that it or any of its Affiliates may now have or hereafter acquire against TB or Affiliate thereof that arise from or relate to the existence, payment, performance or enforcement obligations of the Company or such Subsidiary under this Agreement or under any indemnification obligation of the Company, such Subsidiary or their respective Affiliates to any Indemnitee, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, whether such right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from TB or any Affiliate thereof, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.

(c)    The Company shall defend, indemnify and hold each Stockholder, its Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Covered Persons”) harmless from and against any and all losses, claims, damages or liabilities sustained or suffered by any such Covered Person based upon, relating to, arising out of, or by reason of any third party or governmental claims relating to such Covered Person’s status as a Stockholder or controlling person of the Company (including, without limitation, any and all losses, claims, damages or liabilities under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any Securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Covered Person as a Stockholder or controlling person, including claims alleging so-called control person liability or securities law liability.

(d)    Any amendment or repeal of any indemnification provisions of this Section 8, or the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, shall not adversely affect any right or protection hereunder or thereunder of any Indemnitee or Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal (regardless of whether the proceeding relating to such act or omission, or any proceeding relating to such Indemnitee’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such Indemnitee’s or Covered Person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such Indemnitee or Covered Person, except with respect to any proceeding that relates to or arises from (and only to the extent such proceeding relates to or arises from) any act or omission of such Indemnitee or Covered Person occurring after the effective time of such amendment, repeal, modification, or adoption.

9.    Information Rights. The Company shall deliver to each Qualified Significant Holder:

(a)    Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter (other than the fourth fiscal quarter) of each fiscal year, the consolidated and consolidating unaudited balance sheets of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, in each case, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year.

(b)    Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year, (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year prepared in accordance with generally accepted accounting principles, consistently applied, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and (ii) a report thereon of an independent certified public accountant selected by the Company.

(c)    Financial Plan. Within forty-five (45) days after the beginning of each fiscal year, a consolidated plan and financial forecast for such fiscal year, including (i) a forecasted consolidated balance sheet, and the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year.

10.    Definitions.

“Affiliate” means, with respect to any Person, (a) who is an individual, the spouse, parent, sibling or lineal descendant of such Person, (b) that is an entity, the officers, directors, managers, members, or partners of the foregoing and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Approved Sale” has the meaning set forth in Section 5(a).

“Authorized Sale Period” has the meaning set forth in Section 3(b)(iv).

“Board” has the meaning set forth in Recital D.

“Common Stock” has the meaning set forth in Recital A.

“Company” has the meaning set forth in the Preamble.

“Covered Person” has the meaning set forth in Section 8(c).

“Family Group” means an individual’s spouse and the individual’s or the individual’s spouse’s descendants (whether natural or adopted), ascendants and/or siblings, and any trust, family limited partnership or family limited liability company solely for the benefit of the individual and/or the individual’s spouse and/or the individual’s or the individual’s spouse’s descendants, ascendants and/or siblings, and any such trust, family limited partnership or family limited liability company may transfer shares to such Persons in accordance with its terms.

“Indemnitee” has the meaning set forth in Section 8(a).

“Joinder Agreement” means a joinder agreement in substantially the form attached hereto as Exhibit A (as amended, modified, supplemented or restated from time to time), pursuant to which a Person will become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement.

“Management Stockholder” means each of the Persons identified as a Management Stockholder on Annex A hereto.

“New Securities” has the meaning set forth in Section 4(a).

“Offer Notice” has the meaning set forth in Section 3(b)(i).

“Permitted Transferee” has the meaning set forth in Section 3.3(d).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association or other entity, enterprise or business organization.

“Preferred Stock” has the meaning set forth in Recital A.

“Preferred Stockholder” means any Stockholder that owns Shares of Preferred Stock.

“Pro Rata Share” means (i) with respect to the First Offer Right in Section 3(b), the ratio of (a) the number of shares of such class of equity Securities owned by a Qualified Holder on the calculation date to (b) the total number of shares of such class of equity Securities then outstanding held by all Qualified Holders desiring to purchase shares of such class of equity Securities; (ii) with respect to the participation rights set forth in Section 3(c)(ii), the ratio of (a) the number of shares of such class of equity Securities owned by the Transferring Stockholder or a Qualified Holder, as applicable, on the calculation date to (b) the total number of shares of such class of equity Securities then outstanding held, in the aggregate, by the Transferring Stockholder and each of the Qualified Holders electing to participate in such Transfer; and (iii) with respect to the Preemptive Rights in Section 4, the ratio of (x) the number of Shares owned by a Qualified Significant Holder on the calculation date to (y) the total number of Shares then outstanding.

“Proposed Transferee” has the meaning set forth in Section 3(b)(i).

“Public Offering” means the sale by the Company of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force as approved by the Board and managed by a nationally-recognized investment banking firm.

“Public Sale” means any sale of Shares to the public pursuant to an offering registered under the Securities Act.

“Purchase Agreement” has the meaning set forth in Recital A.

“Qualified Holder” means any Preferred Stockholder who is an accredited investor (as such term is defined in Rule 501 under the Securities Act).

“Qualified Significant Holder” means any Preferred Stockholder who (i) is an accredited investor (as such term is defined in Rule 501 under the Securities Act) and (ii) owns (together with its Affiliates and members of its Family Group) at least 1,463,800 Shares (subject to adjustment in the case of stock splits, stock dividends, and the like).

“Remaining Shares” has the meaning set forth in Section 3(b)(iii).

“Restricted Stock Agreements” means the Restricted Stock Agreements entered into between the Company and certain employees of the Company as of the date of this Agreement and after the date of this Agreement as approved by the Board.

“ROFO Election Period” has the meaning set forth in Section 3(b)(iii).

“Sale Notice” has the meaning set forth in Section 3(c)(i).

“Sale of the Company” means any transaction or series of related transactions other than a Public Sale pursuant to which any Person or group of Persons acting in concert (other than TB or an Affiliate of TB), together with such Person’s or group of Persons’ Affiliates, acquire(s) (i) the capital stock of the Company possessing the voting power to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise), (ii) all or substantially all of the Company’s assets determined on a consolidated basis, or (iii) fifty percent (50%) or more of the issued and outstanding shares of capital stock of the Company.

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Shares” means (i) all shares of Common Stock, Preferred Stock or any other class or series of equity Securities issued by the Company, in each case, purchased or otherwise acquired by any Stockholder, and (ii) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization.

“Stockholders” has the meaning set forth in the Preamble. “Stockholder” shall also include any other Person who hereafter becomes a party to this Agreement pursuant to a Joinder Agreement.

“Sub Board” has the meaning set forth in Section 1(a)(iii).

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) 50% or more of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive 50% or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“TB” has the meaning set forth in the Preamble.

“TBLLC” has the meaning set forth in Section 2(a).

“Transfer” of Securities shall be construed broadly and shall include any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include (a) the exercise or conversion of any warrant, option or other convertible or exercisable Security granted by the Company or (b) the sale or transfer of Shares by any Management Stockholder to the Company or any of its designees hereunder, or pursuant to any employment, option, subscription or restricted stock purchase agreement between the Company and such Management Stockholder or any plan relating to the foregoing.

“Transferring Stockholder” has the meaning set forth in Section 3(b).

11.    Term of Agreement. The Term of this Agreement shall terminate on the first of the following to occur: (a) any Sale of the Company; provided that such Sale of the Company is a sale of all or substantially all of the Company’s assets or capital stock (whether by merger, consolidation, stock, asset sale or otherwise); or (b) the effective time of a Public Offering; provided, however, that if the closing of such Public Offering does not occur, then this Agreement shall automatically be reinstated in full force and effect.

12.    Remedies. The Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

13.    Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware..

14.    Consent to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 17. Nothing in this Section 14, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LEGAL ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, sent by overnight delivery via a national courier service or sent by facsimile to each Stockholder’s address set forth on the Schedule of Holders attached hereto as Annex A or at such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party, and to the Company as follows:

Sailpoint Technologies Holdings, Inc.

c/o Thoma Bravo, LLC

600 Montgomery Street

32nd Floor

San Francisco, CA 94111

Attention: Seth Boro and Chip Virnig

Fax No.: (415) 392-6480

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Three Embarcadero Center, 24th floor

San Francisco, CA 94111

Attention: J. Hovey Kemp and Jared Jensen

Fax No.: (415) 677-9041

Each such notice or other communication shall be effective (i) if delivered in person, when such delivery is made at the address specified on Annex A or in this Section 16, (ii) if delivered by overnight courier, the next Business Day after such notice or other communication is sent to the address specified on Annex A or in this Section 16 or (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified on Annex A or in this Section 16 and the appropriate confirmation is received.

17.    Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the holders of a majority of the shares of the Preferred Stock; provided, however, that if any modification, amendment or waiver would, by its terms, (i) adversely affect, in any material respect, the rights and obligations of any Stockholder in a manner disproportionate relative to the other Stockholders in the same class of capital stock, or (ii) subjects a Stockholder to any obligation or liability not shared by each of the other Stockholders holding the same class of capital stock, such modification, amendment or waiver shall not be effective without such Stockholder’s prior written consent. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

18.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

19.    Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

20.    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and each Stockholder, and each of their respective successors, assigns and Permitted Transferees, so long as they hold Shares.

21.    Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Each party to this Agreement agrees that its transmission of its own signature by facsimile, PDF or other electronically scanned image will bind it and that it will accept similarly transmitted signatures of each other party to this Agreement.

22.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

23.    Joinder of Spouses. All individual Stockholders who are married shall, concurrent with their execution of this Agreement, deliver an executed spousal consent in the form attached hereto as Exhibit B.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first written above.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Kevin Cunningham
Name:	Kevin Cunningham
Title:	President

THOMA BRAVO FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO FUND XI-A, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO EXECUTIVE FUND XI, L.P.

By:	Thoma Bravo Partners XI, L.P.
Its:	General Partner

By:	Thoma Bravo, LLC
Its:	General Partner

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

[Stockholders Agreement Signature Page]

EXECUTIVES:

MARK MCCLAIN

/s/ Mark McClain
Mark McClain

KEVIN CUNNINGHAM

/s/ Kevin Cunningham
Kevin Cunningham

STOCKHOLDERS:

MCCLAIN CHARITABLE REMAINDER UNITRUST

/s/ Mark McClain, TTEE
Mark McClain, TTEE

MARYANNE HATTEN

/s/ Maryanne Hatten
Maryanne Hatten

JAMES MCMARTIN

/s/ James McMartin
James McMartin

THOMAS BECK

/s/ Thomas Beck
Thomas Beck

CHRISTOPHER GOSSETT

/s/ Christopher Gossett
Christopher Gossett

DAVID CROW

/s/ David Crow
David Crow

[Stockholders Agreement Signature Page]

JEFFERY LARSON

/s/ Jeffery Larson
Jeffery Larson

TROY DONLEY

/s/ Troy Donely
Troy Donley

MARTIN FREDRICKSON

/s/ Martin Fredrickson
Martin Fredrickson

[Stockholders Agreement Signature Page]